Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 11, 2014, between Black Diamond, Inc., a Delaware corporation (the “Company”), and Zeena Freeman (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee as its President and to be assured of her services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to be employed as President of the Company on such terms and conditions; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has recommended to the Company’s Board of Directors (the “Board”) that this Agreement be entered into by the Company, and the Board has authorized and approved the execution and delivery of this Agreement by the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.	Employment and Term.

The Company hereby employs the Employee as the President of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall terminate on December 31, 2019 (the “Term”), subject to earlier termination as provided herein. Prior to December 31, 2018, each of the Company and the Employee will endeavor in good faith to negotiate a mutually acceptable extension to this Agreement. If the Company and Employee do not agree to extend this Agreement upon expiration of the Term, and provided that the Employee is no longer employed by the Company, the Employee shall be entitled to receive (i) one year of Base Compensation commencing on January 1, 2020, and payable in accordance with the normal payroll practices of the Company, subject to withholding for applicable taxes and other amounts; (ii) the Company shall pay Employee’s COBRA premiums commencing upon the termination of this Agreement and continuing until the earlier to occur of twelve months after the termination of this Agreement or until Employee becomes eligible for coverage under another group health plan; and (iii) any bonus pursuant to Section 3(b) of this Agreement for the year ended December 31, 2019, shall be paid on or before March 31, 2020.

2.	Duties.

(a) During the Term of this Agreement, the Employee shall serve as the President of the Company and shall perform all duties commensurate with her position and as may be assigned to her by the Chief Executive Officer, Executive Chairman of the Board or the Executive Vice Chairman of the Board, consistent with her position. It is expected that Employee will assume the additional responsibilities of, and become, Chief Executive Officer no later than June 30, 2015. The Employee shall devote her full business time and energies to the business and affairs of the Company and shall use her best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of her position. The Employee’s employment will be based in Salt Lake City, Utah at the Company’s principal office, subject to travel required by the responsibilities of the Employee’s position.

(b) The Employee shall report to the Chief Executive Officer, the Executive Chairman of the Board and the Executive Vice Chairman of the Board.

(c) During the Term of this Agreement, so long as the Employee is serving as the Company’s President and/or Chief Executive Officer, the Company’s Board will nominate the Employee for election as a director of the Company at each annual or special meeting of the Company’s stockholders held for the purpose of electing directors to the Company’s Board.

3.	Compensation, Bonus, Benefits, etc.

(a) Salary. During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, an annual salary at the rate of $500,000 (the “Base Compensation”). The Base Compensation shall be payable in accordance with the normal payroll practices of the Company.

(b) Bonus. In addition to the Base Compensation described above, commencing after the year ended December 31, 2014, the Employee shall, in the sole and absolute discretion of the Compensation Committee of the Board, be entitled to performance bonuses which may be based upon a variety of factors, including the Employee’s performance and the achievement of Company goals, all as determined in the sole and absolute discretion of the Board or Compensation Committee of the Board. Employee’s target annual bonus opportunity (“Target Bonus”) will be 30% of her Base Compensation, which Target Bonus may be increased but not decreased from time to time in the Compensation Committee’s sole discretion. In addition, the Employee may be entitled to participate in such other bonus plans, during the Term of this Agreement, as the Compensation Committee of the Board may, in its sole and absolute discretion, determine. Any such bonus, as determined by the Compensation Committee of the Board, shall be payable to the Employee no later than March 15 of the year following the year in which it was earned.

(c) Stock Options.

(i) Effective on the date hereof, the Company shall grant and issue to the Employee options (the “Stock Options”) pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), to purchase 300,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The exercise price for such Stock Options shall equal the closing price of the Company’s common stock on the date of grant. The Stock Options so granted shall vest as follows: 75,000 Stock Options shall vest on each of December 31, 2015, December 31, 2016, December 31, 2017, and December 31, 2018.

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(ii) Upon the Employee’s appointment as the Chief Executive Officer of the Company, the Company within three business days of such appointment shall grant and issue to the Employee Stock Options pursuant to the 2005 Stock Incentive Plan to purchase 100,000 shares of Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, which shall vest as follows: 33,334 Stock Options shall vest on December 31, 2015 and 33,333 Stock Options shall vest on each of December 31, 2016 and December 31, 2017.

(iii) All Stock Options shall expire on the tenth anniversary of the date of grant. The aforementioned terms and provisions of the Stock Options shall be set forth in and subject to a stock option agreement, in the form as set forth in Exhibit A to this Agreement.

(d) Restricted Stock.

(i) Effective on the date hereof, the Company shall grant and issue to the Employee on the date hereof a restricted stock award pursuant to the 2005 Stock Incentive Plan of 50,000 shares of common stock that will become fully vested on August 25, 2014; provided, however that the shares of the restricted stock award will be subject to a lock-up provision restricting their transfer through December 31, 2016; and provided further that in the event that this Agreement is terminated by either the Company or the Employee pursuant to Sections 7(b) or 7(d)(i), the shares of the restricted stock award described in this Section 3(d)(i) will be forfeited by the Employee and will terminate and be null and void.

(ii) Effective on the date hereof, the Company shall also grant and issue to the Employee a restricted stock award pursuant to the 2005 Stock Incentive Plan, subject to vesting, of 250,000 shares of Common Stock (the “Restricted Shares”). The Restricted Shares described in this Section 3(d)(ii) shall vest as follows: (A) 45,000 Restricted Shares shall vest if, on or before June 30, 2017, the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s Common Stock shall have equaled or exceeded $15.00 per share for five consecutive trading days; (B) 80,000 Restricted Shares shall vest if, on or before December 31, 2019, the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s Common Stock shall have equaled or exceeded $20.00 per share for five consecutive trading days; (C) 80,000 Restricted Shares shall vest if, on or before December 31, 2019, the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of the Company’s Common Stock shall have equaled or exceeded $22.00 per share for five consecutive trading days; and (D) 15,000 Restricted Shares shall vest on each of December 31, 2015, December 31, 2016 and December 31, 2017. All vested Restricted Shares will be subject to a lock-up provision through December 31, 2016.

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(iii) The terms and provisions of the restricted stock awards described in this Section 3(d) shall be set forth in and subject to a restricted stock award agreement or agreements, in the form as set forth in Exhibit B to this Agreement.

(e) Benefits. During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time. The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.

(f) Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

(g) Taxes. The Base Compensation and any other compensation paid to Employee, including, without limitation, any bonus, shall be subject to withholding for applicable taxes and other amounts.

4.	Representations of Employee.

The Employee represents and warrants that she is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of the Employee to perform her duties under this Agreement.

5.	Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a) Confidential Information. (i) The Employee acknowledges that as a result of her retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee or which Employee is required to disclose by applicable law or regulation (provided that Employee promptly provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).

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(ii) The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in her possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information.

(c) Inventions, etc. During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by her alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with her service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Company any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, during the Term of this Agreement and for a period of two years after termination of this Agreement, as her agent coupled with an interest and attorney-in-fact, to act for and in her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

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(d) Non-Competition. The Employee agrees not to utilize her special knowledge of the Business and her relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Company in the Business during the Restricted Period. During the Restricted Period, the Employee shall not, and shall not cause or direct any of her respective employees, agents or others under her control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. During the Restricted Period, the Employee shall not, and shall not cause or direct any of her respective employees, agents or others under her control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Company, or, to the Employee’s knowledge, is a customer of the Business conducted by the Company at any time during the Restricted Period.

(e) Non-Disparagement and Non-Interference. Neither the Company nor the Employee shall, either directly or indirectly, during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Employee or the Company or their respective business, reputation or prospects. In addition, the Employee shall not, either directly or indirectly, (i) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage the business relationships of the Company; or (ii) at any time during or after the Restricted Period, use or purport to authorize any Person to use any of the Intellectual Property owned by the Company or exclusively licensed to the Company or to otherwise infringe on the intellectual property rights of the Company.

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(f) Non-Solicitation. During the Restricted Period, the Employee shall not recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company during the preceding one year.

(g) Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of designing, manufacturing, assembling, licensing, distributing, marketing and selling active outdoor performance products for climbing, mountaineering, backpacking, skiing, cycling and other outdoor recreation activities, avalanche transceiver technology, alpine safety products, and any other business that the Company or its subsidiaries may be engaged in during the Term of this Agreement; (ii) the term “Competitive Business” shall mean any business competitive with the Business; and (iii) the term “Restricted Period” shall mean the period of the Employee’s employment with the Company and a period of two years after termination of her employment; provided, that, if Employee breaches the covenants set forth in this Section 5, the Restricted Period shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached; and, provided, further, that notwithstanding any provision herein to the contrary, solely with respect to Section 5(d) hereof, the term “Restricted Period” shall mean the period of the Employee’s employment with the Company and a period of one year after termination of her employment in the event of the termination of her employment pursuant to Sections 7(c), 7(d)(ii) or 7(e) hereof; provided that in the case of a termination pursuant to Section 7(e) hereof: (A) in the event the Employee remains employed hereunder and completes the Transition Period, then solely for purposes of Section 5(d) hereof, the Restricted Period shall terminate at the end of the Transition Period; and (B) in the event that there is a termination of this Agreement pursuant to Section 7(c) or Section 7(d)(ii) hereof during the Transition Period, then solely for purposes of Section 5(d) hereof, the Restricted Period shall terminate upon termination of this Agreement. Notwithstanding any provision herein to the contrary, so long as the Employee is serving as the Company’s President and/or Chief Executive Officer as of January 1, 2018, solely with respect to Section 5(d) hereof, the term “Restricted Period” for periods from and after January 1, 2018 shall mean the period of the Employee’s employment with the Company and a period of one year after termination of her employment pursuant to Section 7 of this Agreement.

6.             Remedies. The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent her from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs. If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

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7.             Termination. This Agreement shall terminate at the end of the Term set forth in Section 1. In addition, this Agreement may be terminated prior to the end of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a) Death or Permanent Disability. If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective upon the Employee’s death or when her disability is deemed to have become permanent. If the Employee is unable to perform her normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, her disability shall be deemed to have become permanent. If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or her estate shall be entitled to receive one year of Base Compensation payable in accordance with the normal payroll practices of the Company, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options held by the Employee shall immediately vest, all granted but unvested restricted stock awards shall terminate and be null and void, provided, however, that the unvested restricted stock awards described in Sections 3(d)(i) and 3(d)(ii)(D) shall immediately vest and cease to be subject to any lock-up provisions and the Company shall pay Employee’s COBRA premiums commencing upon the termination of this Agreement and continuing until the earlier to occur of twelve months after the termination of this Agreement or until Employee becomes eligible for coverage under another group health plan and the Employee or her estate shall be entitled to receive (i) payment for all accrued but unpaid Base Compensation as of the date of Employee’s termination of employment; (ii) reimbursement for expenses incurred by the Employee up to and including the date on which her employment is terminated; (iii) any earned benefits to which the Employee may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in the subsections (i) through (iii) above collectively called the “Accrued Payments”); and (iv) any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and the Employee or the Employee’s estate, as applicable, shall have no further entitlement to any other compensation, bonus, stock options, restricted stock awards or benefits from the Company following the effective date of such termination; provided, however, that any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred pro rated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executive officers of the Company for such year, but no later than March 15 of the year following the year in which it was earned.

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(b) Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (v) of this Section 7(b)); (ii) gross negligence or willful misconduct of the Employee in connection with the performance of her duties under this Agreement; (iii) Employee’s failure to perform any reasonable directive of the Board; (iv) fraud, criminal conduct, dishonesty or embezzlement by the Employee; or (v) Employee’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company. If this Agreement is terminated by the Company for Cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination, all stock options and/or restricted stock awards, whether vested or unvested, will be forfeited by the Employee and will terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, restricted stock awards, or benefits from the Company following the effective date of such termination.

(c) Without Cause. This Agreement may be terminated, at any time by the Company without Cause immediately upon giving written notice to the Employee of such termination. Upon the termination of this Agreement by the Company without Cause, the Employee shall be entitled in addition to the Accrued Payments, to receive one year of Base Compensation payable in accordance with the normal payroll practices of the Company, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options held by the Employee shall immediately vest, all granted but unvested restricted stock awards shall terminate and be null and void, provided, however, that the unvested restricted stock awards described in Sections 3(d)(i) and 3(d)(ii)(D) shall immediately vest and cease to be subject to any lock-up provisions and the Company shall pay Employee’s COBRA premiums commencing upon the termination of this Agreement and continuing until the earlier to occur of twelve months after the termination of this Agreement or until Employee becomes eligible for coverage under another group health plan and the Employee shall be entitled to receive any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, restricted stock awards or benefits from the Company following the effective date of such termination. In the event that the Employee is not appointed as the Chief Executive Officer of the Company by June 30, 2015, then this Agreement shall be deemed to have been terminated by the Company without Cause pursuant to this Section 7(c).

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(d) By Employee.

(i) Subject to the provisions of clause (ii) of this Section 7(d), the Employee may terminate this Agreement at anytime upon providing the Company with at least 90 days prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(d)(i), then the Employee shall be entitled to receive her Accrued Payments through the effective date of such termination, any unvested stock options and any unvested restricted stock awards shall terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, restricted stock awards or benefits from the Company following the effective date of such termination

(ii) The Employee may terminate this Agreement upon the occurrence of any of the following: (A) a breach by the Company of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Company by the Employee; (B) any change of the Employee’s title or titles as set forth in Section 2(a) of this Agreement or any material diminution in the authority or responsibilities delegated to the Employee as the President and/or Chief Executive Officer of the Company, unless, in either such case, agreed to in writing by the Employee; (C) any reduction in the Employee’s Base Compensation or bonus target level; (D) failure of the Board to nominate Employee for election to the Board of Directors at an annual meeting of stockholders; or (E) relocation of the Employee’s principal place of performance of her duties more than 50 miles from Salt Lake City, Utah without Employee’s written consent. Upon the termination of this Agreement by the Employee pursuant to this Section 7(d)(ii), the Employee shall be entitled in addition to her Accrued Payments, to receive one year of Base Compensation payable in accordance with the normal payroll practices of the Company, subject to withholding for applicable taxes and other amounts, all granted but unvested stock options held by the Employee shall immediately vest, all granted but unvested restricted stock awards shall terminate and be null and void, provided, however, that the unvested restricted stock awards described in Sections 3(d)(i) and 3(d)(ii)(D) shall immediately vest and cease to be subject to any lock-up provisions and the Company shall pay Employee’s COBRA premiums commencing upon the termination of this Agreement and continuing until the earlier to occur of twelve months after the termination of this Agreement or until Employee becomes eligible for coverage under another group health plan and the Employee shall be entitled to receive any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and the Employee shall have no further entitlement to Base Compensation, bonus, stock options, restricted stock awards or benefits from the Company following the effective date of such termination.

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(e) Change in Control. Upon the occurrence of a Change in Control (as hereinafter defined), the Employee shall have the right to terminate this Agreement within 30 days of the occurrence of such Change in Control; provided, however, that if requested to do so by the Company, the Employee shall continue to be employed as the Company’s President and/or Chief Executive Officer, as applicable, for transition purposes for a period of one year following the effective date of such Change in Control, under the same terms and conditions of this Agreement (the “Transition Period”). Upon the termination of this Agreement by the Employee due to the occurrence of a Change in Control and/or following the completion of the Transition Period, the Employee shall be entitled in addition to her Accrued Payments, to receive one year of Base Compensation payable in one lump sum payable within five days of the effective date of such termination, subject to withholding for applicable taxes and other amounts; all granted but unvested stock options held by the Employee shall immediately vest, all granted but unvested restricted stock awards shall terminate and be null and void, provided, however, that (i) the unvested restricted stock awards described in Sections 3(d)(i) and 3(d)(ii)(D) shall immediately vest and cease to be subject to any lock-up provisions; and (ii) any vested restricted stock awards described in Sections 3(d)(ii)(A), (B) and (C) shall immediately cease to be subject to any lock-up provisions, it being agreed that if the purchase price per share in such Change in Control equals or exceeds the price targets set forth in Sections 3(d)(ii)(A), (B) and (C), then such restricted stock awards shall be deemed vested without regard to the five trading day requirement contained therein, and provided that the Employee has continued to be employed as the Company’s President and/or Chief Executive Officer during the Transition Period, the Employee will not be subject to any of the provisions set forth in Section 5(d) hereof; the Company shall pay Employee’s COBRA premiums commencing upon the termination of this Agreement and continuing until the earlier to occur of twelve months after the termination of this Agreement or until Employee becomes eligible for coverage under another group health plan; the Employee shall be entitled to receive any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date; any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred pro-rated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executives of the Company for such year, but no later than March 15 of the year following the year in which it was earned, and the Employee shall have no further entitlement to any other compensation, bonus, stock options, restricted stock awards or benefits from the Company following the effective date of such termination; provided, however, that notwithstanding the foregoing, in the event the Company requests Employee to remain employed with the Company during the Transition Period as described above and Employee declines to remain so employed, then Employee shall not be entitled to receive one year of Base Compensation or the payment of any COBRA premiums as described above in this Section 7(e). For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company. For the avoidance of doubt, the terms and provisions of this Agreement in its entirety, including, but not limited to, Sections 5 and 7 hereof, shall be applicable and binding on the Company and the Employee during the Transition Period.

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(f) Return of Payments and Cancellation of Benefits. In the event that the Employee fails to comply with any of her obligations under this Agreement, including, without limitation, the covenants contained in Section 5 hereof, the Company’s obligation to make any further payments of Base Compensation under Section 7(a), Section 7(c) and Section 7(d)(ii) hereof shall terminate, the Employee shall repay to the Company any Base Compensation received by the Employee from the Company pursuant to Section 7(a), Section 7(c), Section 7(d)(ii) or Section 7(e) hereof as of the date of such failure to comply, and the Employee will have no further rights in or to such amounts and benefits.

(g) Notwithstanding anything to the contrary contained herein, the severance benefits described in Sections 7(a), 7(c) and 7(d)(ii) hereof shall only be payable by the Company to the Employee if the Employee has executed and delivered to the Company a reasonable and customary release agreement that is satisfactory to the Company.

8.	Key Man Life Insurance; Indemnification; D&O Insurance.

(a) The Employee acknowledges that the Company may seek to obtain key man life insurance policy on her life with the Company as the named beneficiary in an amount to be determined by the Board up to a maximum amount of Ten Million Dollars ($10,000,000). The Employee hereby agrees to provide such information and to submit to such medical examinations and otherwise use her best efforts to cooperate as may be reasonably required to assist the Company in obtaining such policy.

(b) The Company shall indemnify the Employee to the maximum extent permitted by law and in accordance with the Company’s charter and bylaws, against liabilities incurred by Employee in connection with her having been an employee, officer or director of the Company, except for acts of fraud or willful misconduct.

(c) The Employee shall be covered by any directors and officers insurance policy maintained by the Company from time to time for the benefit of its officers and directors.

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9.	Miscellaneous.

(a) Survival. The provisions of Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

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If to the Company: Black Diamond, Inc. 2084 East 3900 South Salt Lake City, Utah 84124 Facsimile: (801) 278-5544 Attention: Warren B. Kanders	With a copy to: Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019 Facsimile: (212) 245-3009 Attention: Robert L. Lawrence, Esq.
If to the Employee: Zeena Freeman 32 West 200 South #316 Salt Lake City, UT 84101	With a copy to: Gunster, Yoakley & Stewart, P, A. 777 S. Flagler Drive, Suite 500 E West Palm Beach, FL 33401 Facsimile: (561) 671-2438 Attention: Thomas A. Hickey, Esq.

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the non-exclusive jurisdiction of the federal courts or state courts of the State of Delaware, County of New Castle, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The prevailing party in any proceeding instituted in connection with this Agreement shall be entitled to an award of its/her reasonable attorneys’ fees and costs.

(i) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j) Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

(k) Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

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(l) Headings and References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any section refer to such section of this Agreement unless the context otherwise requires.

(m) IRC Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. To the extent not otherwise provided by this Agreement, and solely to the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of her termination of employment with the Company shall be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Company and its affiliates (within the meaning of Section 409A of the Code). In addition, to the extent not otherwise provided by this Agreement, and solely to the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee under Section 7 (including any payment of cash, any transfer of property and any provision of taxable benefits) shall be made prior to the Employee’s “separation of service” as defined by Section 1.409A-1(h) of the Treasury Regulations.

(n) Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

(o) Participation of the Parties. The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

(p) No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of the Agreement nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of subsequent employment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

Black Diamond, Inc. By: /s/ Peter Metcalf Name: Peter Metcalf Title: Chief Executive Officer	Employee /s/ Zeena Freeman Zeena Freeman

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